UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 25, 2018

STRONGBRIDGE BIOPHARMA plc

(Exact name of registrant as specified in its charter)

Ireland (State or other jurisdiction of incorporation)	001-37569 (Commission File Number)	98-1275166 (I.R.S. Employer Identification No.)

900 Northbrook Drive Suite 200 Trevose, PA (Address of principal executive offices)	19053 (Zip Code)

Registrant’s telephone number, including area code: (610)254-9200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company                      ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01.                                        Entry into a Material Definitive Agreement.

On January 25, 2018, Strongbridge Biopharma plc (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Cantor Fitzgerald & Co., as representative of the several underwriters named in Schedule A thereto (the “Underwriters”), relating to the public offering (the “Offering”) of 5,000,000 ordinary shares of the Company, $0.01 par value per share, at a price to the public of $6.75 per share. Under the terms of the Underwriting Agreement, the Company has also granted the Underwriters a 30-day option to purchase up to an additional 750,000 ordinary shares. The net proceeds to the Company from the Offering, after deducting the underwriting discounts and commissions and estimated offering expenses payable by the Company, are expected to be approximately $31.6  million. The Company intends to use the net proceeds from the offering for investment in commercial infrastructure for Keveyis and Macrilen, continued development of Recorlev and veldoreotide, commercialization expenditures, and for other general corporate purposes, which may include working capital, capital expenditures, acquisition of additional technologies or other forms of intellectual property, acquisition of assets or businesses that are complementary to its existing business, and general and administrative expenses.

The ordinary shares are being offered and sold pursuant to the Company’s shelf registration statement on Form F-3 (File No. 333-217555) (the “Registration Statement”), which was declared effective by the SEC on May 8, 2017, as supplemented by a preliminary prospectus supplement, dated January 23, 2018, and a final prospectus supplement, dated January 25, 2018, filed with the Commission pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”).

The Underwriting Agreement contains customary representations, warranties and agreements by the Company. Under the terms of the Underwriting Agreement, the Company has agreed to indemnify the Underwriters against certain liabilities. The Company and all of the Company’s directors and executive officers have also agreed not to sell or transfer any ordinary shares held by them for a period of 90 days from January 25, 2018 without first obtaining the written consent of the Underwriters, subject to certain exceptions.

The foregoing summary of the Underwriting Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Underwriting Agreement, a copy of which is attached as Exhibit 1.1 hereto and incorporated herein by reference. The Underwriting Agreement contains representations and warranties that the parties made to, and solely for the benefit of, the other in the context of all of the terms and conditions of the Underwriting Agreement and in the context of the specific relationship between the parties. The provisions of the Underwriting Agreement, including the representations and warranties contained therein, are not for the benefit of any party other than the parties to the Underwriting Agreement and are not intended as a document for investors and the public to obtain factual information about the current state of affairs of the parties to those documents and agreements. Rather, investors and the public should look to other disclosures contained in the Company’s filings with the SEC.

Item 8.01                                           Other Events.

On January 23, 2018, the Company issued a press release announcing the offering, and on January 25, 2018, the Company issued a press release announcing the pricing of the Offering. Copies of these press releases are filed as Exhibits 99.1 and 99.2, respectively, to this Current Report on Form 8-K and incorporated herein by reference.

In connection with the Offering, the legal opinion as to the legality of the ordinary shares sold is being filed as Exhibit 5.1 to this Current Report on Form 8-K and is incorporated herein and into the Registration Statement by reference.

Item 9.01                                           Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

1.1	Underwriting Agreement, dated as of January 25, 2018, by and between Strongbridge Biopharma plc and Cantor Fitzgerald & Co., as representative of the several underwriters named therein

5.1	Opinion of Arthur Cox

23.1	Consent of Arthur Cox (included in Exhibit 5.1)

99.1	Press release issued by Strongbridge Biopharma plc, dated January 23, 2018

99.2	Press release issued by Strongbridge Biopharma plc, dated January 25, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STRONGBRIDGE BIOPHARMA PLC

By:	/s/ A. Brian Davis
Name: A. Brian Davis
Title: Chief Financial Officer

Date: January 26, 2018